Exhibit (a)(5)(H)

FOR IMMEDIATE RELEASE

SEACOR HOLDINGS STATEMENT REGARDING PENDING AMERICAN INDUSTRIAL PARTNERS TENDER OFFER

Fort Lauderdale, FL, January 19, 2021. SEACOR Holdings Inc. (NYSE:CKH) released the following statement today:

This response is to the January 11, 2021 letter from T. Rowe Price (hereinafter “T. Rowe”) addressed to our Board of Directors regarding the pending tender offer (the “Offer”) by American Industrial Partners (“AIP”) to acquire 100% of the shares of SEACOR Holdings Inc. (“SEACOR”), and explains why SEACOR disagrees with T. Rowe’s conclusions and why the Board continues to recommend that SEACOR’s stockholders accept the Offer.

The Offer is the result of a robust process in which our Board engaged a financial advisor to develop and consider a full range of strategic alternatives, including a stand-alone strategy. This process culminated in a competitive auction with numerous potential financial and strategic parties involved. The Offer price reflects active price negotiations with AIP that ultimately resulted in AIP improving its final bid.

The SEACOR Board looked beyond current financial performance and economic conditions in evaluating the Offer price, and carefully considered SEACOR’s long term prospects in assessing its value. As part of this process, the Board undertook a detailed and exhaustive review of SEACOR’s diverse businesses, and considered a five-year financial plan developed by SEACOR management. The plan included a forecast of both the expected cash flows to be generated by the businesses and the capital expenditures necessary over this five-year period. The review also focused on the assumptions behind, and risks and potential upside to, the forecast. Notably, the plan assessed the near-term weakness in financial performance linked to the pandemic. The forecast anticipated a strong recovery in general economic conditions and improved fundamentals for SEACOR’s cyclical industries. The plan presented to the Board assumed meaningful EBITDA improvement, from $92 million in 2020 to $144 million in 2024, an 11.9% compound annual growth rate.

In weighing all possible strategic alternatives – including a stand-alone strategy that might pursue acquisitions, divestitures of assets or business lines, sale lease-backs, share repurchases or increasing use of financial leverage – the Board concluded that selling SEACOR could create the most value for SEACOR stockholders. Based on the expected future performance of SEACOR’s businesses, the Board concluded that a sale for an all-cash price of $41.50 per share would represent an attractive price and deliver immediate value for SEACOR’s stockholders.

In its letter, T. Rowe expresses surprise that the Offer price does not represent a premium to SEACOR’s book value, particularly because some assets are carried on the Company’s books for less than might be realized if they were sold separately. It is important to understand that selling whole divisions or core assets is different from disposing of a few discrete assets. The Board carefully considered sales of assets or business lines as part of the strategic review process and concluded that the significant time, overhead expense and exposure to risk that would be required to do so made it an inferior alternative to selling the entire company.

T. Rowe’s letter references two over age bulk carriers that survived longer than their anticipated useful life as examples of assets that have potential to contribute more cash flow than would be expected from their de minimis book value. These vessels actually are an example of why there is no predictable or “steady state” EBITDA for a company with SEACOR’s complex asset portfolio. One of those ships was scrapped last year after generating negative cash flows, and the second one will most likely be scrapped this spring.

In summary, the recommendation of the Board of Directors that SEACOR’s stockholders accept the Offer price of $41.50 follows careful consideration of all options for optimizing value for stockholders and is underpinned by an in-depth analysis of future cash flows.

Charles Fabrikant

Chairman of the Board and CEO

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About SEACOR Holdings

SEACOR Holdings Inc. is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions. SEACOR is publicly traded on the New York Stock Exchange under the symbol CKH.

About American Industrial Partners

American Industrial Partners is an operationally oriented private equity firm that makes control investments in industrial businesses serving domestic and global markets. The firm has deep roots in the industrial economy and has been active in private equity investing since 1989. To date, AIP has completed over 100 transactions and currently has more than $7 billion of assets under management on behalf of leading pension, endowment and financial institutions. For more information on AIP, visit www.americanindustrial.com.

Additional Information and Where to Find It

The tender offer described in this communication commenced on December 18, 2020. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. On December 18, 2019, an entity that AIP controls filed with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting the Company. Free copies of these materials and certain other offering documents will be made available by the Company upon request by mail to SEACOR Holdings Inc., 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, FL 33316, attention: Investor Relations, or by phone at 1-954-523-2200, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by the Company will be available free of charge under the “Investors” section of the Company’s internet website at seacorholdings.com. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements discussed in this communication as well as in other reports, materials and oral statements that the Company releases from time to time constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements, including statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed, or if it is completed, that it will close in a timely manner; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) uncertainty surrounding how many of the Company’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived; (vi) the possibility of business disruptions due to transaction-related uncertainty and the response of business partners to the announcement, including customers; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) risks relating to the COVID-19 pandemic, including the volatility the pandemic has caused in the capital markets and the effects it has had and could continue to have on the global economy and (x) various other matters and factors discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Given these factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Media Contact

Stephen Pettibone / Mike DeGraff

Sard Verbinnen & Co.

SEACOR-SVC@sardverb.com

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